Exhibit 99.1

Ciphergen Announces Receipt of Deficiency Notification from Nasdaq

Fremont, CA, May 31, 2006 — Ciphergen Biosystems, Inc. (Nasdaq: CIPH) (the “Company”) announced today that on May 24, 2006 the Nasdaq Listings Qualification Department (“Nasdaq”) notified the Company that it has failed to comply with the continued listing requirements of The Nasdaq National Market because the market value of the Company’s listed securities has fallen below $50,000,000 for 10 consecutive business days (pursuant to Rule 4450(b)(1)(A) of the Nasdaq Marketplace Rules). Pursuant to Nasdaq Marketplace Rule 4450(e)(4), the Company was provided a period of 30 calendar days, or until June 23, 2006, to regain compliance.

About Ciphergen

Ciphergen is dedicated to translating protein biomarkers and panels of biomarkers into protein molecular diagnostic tests that improve patient care. We are also focused on providing collaborative R&D services through our Biomarker Discovery Center® laboratories for biomarker discovery for new diagnostic tests as well as pharmacoproteomic services for improved drug toxicology, efficacy and theranostic assays. Ciphergen develops, manufactures and markets a family of ProteinChip® Systems and services for clinical, research and process proteomics applications. ProteinChip Systems enable protein discovery, validation, identification and assay development to provide researchers with predictive, multi-marker assay capabilities and a better understanding of biological function at the protein level. Additional information about Ciphergen can be found at www.ciphergen.com.

###

Ciphergen, ProteinChip and Biomarker Discovery Center are registered trademarks of Ciphergen Biosystems, Inc.